                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         Styling Technology Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                     8639051
-------------------------------------------------------------------------------
                                 (CUSIP Number)
                                 January 9, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------
CUSIP NO.   8639051
--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Laifer Capital Management, Inc.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    75,700
       NUMBER OF            ----------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     0
         EACH               ----------------------------------------------------
       REPORTING
        PERSON               7      SOLE DISPOSITIVE POWER
          WITH
                                    75,700
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,700
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           CO, IA
--------------------------------------------------------------------------------

-------------------------------
CUSIP NO.   8639057
--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Lance Laifer
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    75,700
       NUMBER OF            ----------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     0
         EACH               ----------------------------------------------------
       REPORTING
        PERSON               7      SOLE DISPOSITIVE POWER
          WITH
                                    75,700
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,700
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

-------------------------------
CUSIP NO.   8639051
--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Hilltop Partners, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    75,700
       NUMBER OF            ----------------------------------------------------
        SHARES               6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     0
         EACH               ----------------------------------------------------
       REPORTING
        PERSON               7      SOLE DISPOSITIVE POWER
          WITH
                                    75,700
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,700
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                        [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

Item 1.           (a)      Name of Issuer:

                           Styling Technology Corporation

                  (b)      Address of Issuer's Principal Executive Offices:

                           7400 East Tierra Buena
                           Scottsdale, AZ  85260

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

                           This Schedule 13G is being filed jointly by Hilltop Partners, L.P., a Delaware limited partnership ("Hilltop"), Laifer Capital Management, Inc., a Delaware corporation ("Laifer Capital") and the general partner of Hilltop, and Lance Laifer, the president, sole director and principal stockholder of Laifer Capital (collectively, the "Reporting Persons"). The business address of each of Hilltop, Laifer Capital and Lance Laifer is 450 Seventh Avenue, Suite 1604, New York, New York 10123. Laifer is a United States citizen.

                  (d)      Title of Class of Securities:

                           Common Stock

                  (e)      CUSIP Number:

                           8639051

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d)[ ] Investment Company registered under section 8 of the
                         Investment Company Act of 1940
                  (e)[ ] An Investment Adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E)
                  (f)[ ] An Employee Benefit Plan or Endowment Fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F)
                  (g)[ ] A Parent Holding Company or Control Person in
                         accordance with Rule 13d-1(b)(ii)(G)
                  (h)[ ] A Savings Association as defined in Section 3(b)
                         of the Federal Deposit Insurance Act
                  (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                  (j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.           Ownership:

                  (a)      Amount Beneficially Owned:75,700*

                  (b)      Percent of Class:1.9%

                  (c)      Number of Shares as to which such person has:

                           (i)      sole power to vote or direct the vote -
                                    75,700*

                           (ii)     shared power to vote or direct the vote - 0

                           (iii)    sole power to dispose or direct the
                                    disposition of - 75,700*

                           (iv) shared power to dispose or direct the disposition of - 0*

                  *See Attachment A

Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ X ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    HILLTOP PARTNERS, L.P.

                                    By: LAIFER CAPITAL MANAGEMENT, INC.,
                                           as General Partner

                                    By: /s/ Lance Laifer
                                        ---------------------
                                           Lance Laifer
                                           President


                                    LAIFER CAPITAL MANAGEMENT, INC.

                                    By: /s/ Lance Laifer
                                        ---------------------
                                           Lance Laifer
                                           President


                                        /s/ Lance Laifer
                                        ---------------------
                                            Lance Laifer



Dated:  February 13, 2001

                                  ATTACHMENT A


                  Hilltop is the beneficial owner of 75,700 shares (1.9%) of Common Stock.

                  Laifer Capital is the beneficial owner of 75,700 shares (1.9%) of Common Stock. The 75,700 shares of Common Stock beneficially owned by Laifer Capital consists of 75,700 shares of Common Stock beneficially owned by Laifer Capital in its capacity as General Partner and investment advisor to Hilltop, which shares have been described above.

                  Lance Laifer, as president, sole director and principal stockholder of Laifer Capital is deemed to have the same beneficial ownership as Laifer Capital.

                  Hilltop has the sole power (i) to vote or to direct the voting of and (ii) to dispose and to direct the disposition of the 75,700 shares of Common Stock beneficially owned by it. Hilltop's power to vote and dispose of its shares rests with Laifer Capital, in its capacity as the General Partner of Hilltop.